                                    NEWS

CONTACTS:
Investors: Media:	William Kuser Mary Ann Dunnell	(203) 573-2213 (203) 573-3034

CROMPTON REPORTS FOURTH QUARTER AND FULL YEAR RESULTS;
CONTINUES TO MAKE PROGRESS ON RESTORING MARGINS

MIDDLEBURY, CT - February 3, 2005 - Crompton Corporation (NYSE: CK) reported a fourth quarter net loss of $55.9 million, or 49 cents per share, compared to a net loss of $58 million, or 52 cents per share, in the fourth quarter of 2003.

The net loss for the fourth quarter of 2004 of $55.9 million, or 49 cents per share, included pre-tax charges for antitrust costs of $96.9 million (including a charge of $93.1 million in connection with the expected settlement of three direct purchaser class action lawsuits), facility closures, severance and related costs of $17.1 million, an $8 million charge related to an environmental matter, and pre-tax gains of $2.0 million related to the earlier divestment of our 50% interest in the Gustafson joint venture and $4.3 million related to higher equity income resulting from an income tax adjustment for our Rubicon joint venture.

The net loss for the fourth quarter of 2003 of $58 million, or 52 cents per share, included pre-tax charges for antitrust costs of $51.5 million (including a charge of $45.2 million relating to the settlement of U.S. and Canadian antitrust fines), and facility closures, severance and related costs of $5.5 million.

Fourth quarter net sales of $639.3 million were 14 percent above the prior year with nine percent due to improved selling prices, three percent due to the favorable impact of foreign currency translation, and two percent due to improved unit volume.

"We have made significant strides towards meeting key objectives," said Robert L. Wood, chairman, president and chief executive officer. "We recently announced a major expected settlement of antitrust-related litigation, and improved our margins by raising prices and reducing costs. However, our reported earnings continue to suffer from a number of legacy issues that we are working to put behind us. In addition, our work on pricing is far from complete as we expect further significant increases in raw material and energy costs in 2005.

"We also completed our organizational redesign, which will result in a $50 million improvement in earnings this year. Cash from operations increased in the fourth quarter compared to the prior year, and our recent refinancing, combined with improved earnings from operations, is providing us the flexibility to move forward in putting antitrust matters behind us so that we can, over time, focus on reducing our debt. By setting clear goals for our organization and executing well, we made considerable progress in 2004. We have plans and strategies in place to continue to improve our business platform and our earnings, all with the objective of building the world's best specialty chemicals company."

For the year ended December 31, 2004, the Company reported a net loss of $34.6 million, or 30 cents per share, compared to net earnings of $19 million, or 17 cents per share, for the year ended December 31, 2003.

The net loss for the year ended December 31, 2004 included an after-tax gain on the sale of discontinued operations of $2.1 million, or two cents per share, resulting from a purchase price adjustment settlement and other matters related to the July 31, 2003 sale of our OrganoSilicones business unit. The net loss from continuing operations for the year ended December 31, 2004 of $36.7 million, or 32 cents per share, included pre-tax divestment gains of $96.6 million primarily from the sale of our 50% interest in the Gustafson seed treatment joint venture, higher equity income of $4.3 million resulting from an income tax adjustment for our Rubicon joint venture, and pre-tax charges for antitrust costs of $113.7 million, facility closures, severance and related costs of $63.1 million, a loss on the early extinguishment of debt of $20.1 million in connection with our refinancing completed on August 16, 2004, supplemental executive retirement costs of $8.1 million and an $8 million charge related to an environmental matter.

Net earnings for the year ended December 31, 2003 included an after-tax gain on the sale of discontinued operations of $111.7 million, or 99 cents per share, resulting from the sale of our OrganoSilicones business unit, after-tax earnings from discontinued operations of $26.3 million, or 23 cents per share, and a cumulative effect of accounting change of $0.4 million. The loss from continuing operations for the year ended December 31, 2003 of $118.7 million, or $1.05 per share, included pre-tax charges for antitrust costs of $77.7 million, a loss on the early extinguishment of debt of $24.7 million and facility closures, severance and related costs of $19.6 million.

The tax rate for the year ended December 31, 2004 was a benefit of 56 percent compared to a benefit of 23 percent for the year ended December 31, 2003. The 2004 effective tax rate was impacted by reserve adjustments largely due to the resolution of prior years' tax audits, offset in part by the $98.1 million of antitrust settlements in 2004, which are partially deductible. The 2003 effective tax rate reflected $45.2 million of antitrust fines that were not deductible for tax purposes.

Net sales for the year ended December 31, 2004 of $2.5 billion were 17 percent above the $2.2 billion in the year ended December 31, 2003. This increase was due to improved unit volume of five percent, sales attributable to the GE Specialty Chemicals business that the Company acquired on July 31, 2003 of five percent, improved selling prices of four percent, and favorable foreign currency translation of three percent.

Fourth quarter operating results for the Company's reporting segments are summarized as follows:

Polymer Products

Polymer additives sales of $366.3 million were up 13% from the prior year due to improved pricing of 11% and favorable foreign currency translation of three percent, offset in part by a one percent decline in unit volume. Plastic additives sales increased 15% due mainly to higher selling prices. Rubber and urethane additives sales each rose two percent mainly as a result of higher selling prices and favorable foreign currency translation, partially offset by lower unit volume. Petroleum additives sales were up 25% due primarily to improved pricing and higher unit volume. Operating profit of $20.4 million for polymer additives was up $21.3 million from the fourth quarter of 2003 primarily as a result of favorable pricing and lower operating costs mainly attributable to cost saving programs, offset in part by higher raw material costs.

Polymers sales of $87.7 million increased 21% from the prior year due to an increase in selling prices of 11%, higher unit volume of eight percent and favorable foreign currency translation of two percent. EPDM sales were up 29% due mainly to favorable pricing and higher unit volume. Urethanes sales rose 13% mainly as a result of higher unit volume. Operating profit for polymers of $16.0 million was up $8.4 million from the prior year due primarily to improved pricing, savings related to cost reduction initiatives and increased unit volume, offset in part by higher raw material and energy costs.

Polymer processing equipment sales of $54.7 million were up 17% from the prior year due to higher unit volume of 13%, favorable foreign currency translation of three percent and a one percent improvement in pricing. Operating profit for polymer processing equipment of $3.3 million was down 5% from the fourth quarter of 2003 as the impact of higher unit volume and favorable pricing was more than offset by higher costs, including warranty and product performance reserves. The backlog at the end of December of $86 million was up $24 million from the end of 2003.

Specialty Products

Crop protection sales of $69.6 million rose 14% from the prior year due to higher unit volume of nine percent, favorable foreign currency translation of three percent and a two percent improvement in selling prices. Operating profit for crop protection of $9.8 million was down $4.3 million or 31% from the prior year due to the absence of prior year Gustafson equity income of $6.4 million, offset by higher unit volume and favorable pricing.

Refined products sales of $65.0 million increased 10% from the prior year due to improved pricing of 10% and favorable foreign currency translation of two percent, partially offset by a two percent decline in unit volume. The operating loss for refined products of $37 thousand was favorable by $2.9 million versus the fourth quarter of 2003 due primarily to improved pricing and lower operating costs mainly relating to the absence of expenses resulting from a prior year plant shutdown and cost saving initiatives, offset in part by higher raw material costs.

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The Company will post informational slides to the Investor Relations section of its Web site that investors may wish to refer to during Crompton's teleconference and live audio webcast on February 3, 2005 at 9:00 a.m. EST. The dial-in number for the call is (612) 332-0725. Replay of the call will be available for two weeks starting at 12:30 p.m. on February 3. To access the replay, call (320) 365-3844 and enter access code 765572.

Crompton Corporation, with annual sales of $2.5 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

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Forward-Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to reduce the Company's debt levels, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.

CROMPTON CORPORATION
Consolidated Statements of Operations
Fourth quarter and twelve months ended 2004 and 2003
(In thousands of dollars, except per share data)

	Fourth Quarter		Twelve months ended

	2004	2003	2004	2003

Net sales	$639,278	$560,981	$2,549,762	$2,185,043

Cost of products sold	485,669	426,243	1,907,226	1,616,092
Selling, general and admin.	82,678	89,422	364,062	353,026
Depreciation and amortization	33,030	30,553	126,086	115,369
Research and development	12,122	13,914	49,577	51,467
Equity income	(4,271)	(6,400)	(14,109)	(13,169)
Facility closures, severance and related costs	17,050	5,489	63,115	19,560
Antitrust costs	96,907	51,456	113,736	77,716

Operating loss	(83,907)	(49,696)	(59,931)	(35,018)
Interest expense	22,775	16,715	78,441	89,653
Loss on early extinguishment of debt	-	-	20,063	24,699
Other (income) expense, net	7,577	(2,071)	(75,036)	5,383

Loss from continuing operations
before income taxes and cumulative effect
of accounting change	(114,259)	(64,340)	(83,399)	(154,753)
Income tax benefit	(58,342)	(6,311)	(46,667)	(36,102)

Loss from continuing operations
before cumulative effect of accounting change	(55,917)	(58,029)	(36,732)	(118,651)
Earnings from discontinued operations	-	-	-	26,314
Gain on sale of discontinued operations	-	-	2,142	111,692
Cumulative effect of accounting change	-	-	-	(401)

Net earnings (loss)	$(55,917)	$(58,029)	$(34,590)	$18,954

Basic and diluted earnings (loss) per common share:
Loss from continuing operations
before cumulative effect of accounting change	$(0.49)	$(0.52)	$(0.32)	$(1.05)
Earnings from discontinued operations	-	-	-	0.23
Gain on sale of discontinued operations	-	-	0.02	0.99
Cumulative effect of accounting change	-	-	-	-

Net earnings (loss)	$(0.49)	$(0.52)	$(0.30)	$0.17

Weighted average shares outstanding	115,121	112,166	114,736	112,531

CROMPTON CORPORATION
Consolidated Balance Sheets
December 31, 2004 and 2003
(In thousands of dollars)

	December 31, 2004	December 31, 2003

ASSETS

CURRENT ASSETS
Cash	$158,700	$39,213
Accounts receivable	242,435	210,190
Inventories	427,933	390,199
Other current assets	167,270	170,852

Total current assets	996,338	810,454

NON-CURRENT ASSETS
Property, plant and equipment	734,529	774,612
Cost in excess of acquired net assets	407,975	418,607
Other assets	539,867	525,509

	$2,678,709	$2,529,182

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$4,294	$60,695
Accounts payable	231,473	232,127
Accrued expenses	342,161	267,472
Income taxes payable	107,686	130,284
Other current liabilities	23,555	10,667

Total current liabilities	709,169	701,245

NON-CURRENT LIABILITIES
Long-term debt	862,251	754,018
Pension and post-retirement health care liabilities	566,759	566,966
Other liabilities	211,550	204,244

STOCKHOLDERS' EQUITY
Common stock	1,192	1,192
Additional paid-in capital	1,032,282	1,034,027
Accumulated deficit	(647,678)	(590,157)
Accumulated other comprehensive loss	(22,372)	(96,463)
Treasury stock at cost	(34,444)	(45,890)

Total stockholders' equity	328,980	302,709

	$2,678,709	$2,529,182

CROMPTON CORPORATION
Consolidated Statements of Cash Flows
Twelve months ended 2004 and 2003
(In thousands of dollars)

	Twelve Months Ended

Increase (decrease) in cash	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(34,590)	$18,954
Adjustments to reconcile net earnings (loss)
to net cash provided by (used in) operations:
Gain on sale of Gustafson joint venture	(92,938)	-
Cumulative effect of accounting change	-	401
Gain on sale of discontinued operations	(2,142)	(111,692)
Loss on early extinguishment of debt	20,063	24,699
Depreciation and amortization	126,086	136,087
Equity income	(14,109)	(13,169)
Changes in assets and liabilities, net:
Accounts receivable	5,090	75,407
Accounts receivable - securitization	(9,530)	(38,051)
Inventories	(17,127)	39,421
Accounts payable	(7,040)	(82,220)
Other	62,513	(64,667)

Net cash provided by (used in) operations	36,276	(14,830)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	151,219	633,427
Capital expenditures	(65,231)	(87,591)
Other investing activities	253	1,707

Net cash provided by investing activities	86,241	547,543

CASH FLOWS FROM FINANCING ACTIVITIES
(Payments to) proceeds from domestic credit facility	(57,000)	32,000
Payments on short-term borrowings	(349,956)	(1,824)
Payments on long-term borrowings	(140,006)	(478,380)
Proceeds from long-term borrowings	597,499	-
Premium paid on early extinguishment of debt	(19,044)	(23,804)
Payments for debt issuance costs	(23,113)	-
Dividends paid	(22,931)	(22,556)
Treasury stock acquired	-	(22,080)
Other financing activities	8,606	2,323

Net cash used in financing activities	(5,945)	(514,321)

CASH
Effect of exchange rates on cash	2,915	3,880

Change in cash	119,487	22,272
Cash at beginning of period	39,213	16,941

Cash at end of period	$158,700	$39,213

CROMPTON CORPORATION
Segment Sales and Operating Loss
Fourth quarter and twelve months ended 2004 and 2003
(In thousands of dollars)

	Fourth Quarter		Twelve Months Ended

	2004	2003	2004	2003

NET SALES
Polymer Products
Polymer Additives	$366,288	$324,682	$1,465,610	$1,232,022
Polymers	87,705	72,519	333,986	285,669
Polymer Processing Equipment	54,694	46,611	180,009	166,539
Eliminations	(4,004)	(2,810)	(14,968)	(13,302)

	504,683	441,002	1,964,637	1,670,928

Specialty Products
Crop Protection	69,603	61,048	320,594	270,870
Refined Products	64,992	58,931	264,531	243,245

	134,595	119,979	585,125	514,115

Total net sales	$639,278	$560,981	$2,549,762	$2,185,043

OPERATING PROFIT
Polymer Products
Polymer Additives	$20,350	$(907)	$50,206	$24,392
Polymers	15,955	7,515	51,290	28,018
Polymer Processing Equipment	3,259	3,427	3,360	5,164

	39,564	10,035	104,856	57,574

Specialty Products
Crop Protection	9,785	14,130	85,695	64,963
Refined Products	(37)	(2,915)	126	(3,283)

	9,748	11,215	85,821	61,680

General corporate expense	(19,262)	(14,001)	(73,757)	(48,551)
Unabsorbed overhead expense from
discontinued operations	-	-	-	(8,445)
Facility closures, severance and
related costs	(17,050)	(5,489)	(63,115)	(19,560)
Antitrust costs	(96,907)	(51,456)	(113,736)	(77,716)

Total operating loss	$(83,907)	$(49,696)	$(59,931)	$(35,018)

CROMPTON CORPORATION		SUPPLEMENTARY SCHEDULE I
Major Factors Affecting Operating Results
Fourth quarter and twelve months ended 2004 versus 2003
(In millions of dollars)

The following table summarizes the major factors contributing to the changes in fourth quarter and twelve months operating results versus the prior year:

	Fourth Quarter			Twelve Months Ended

		Pre-tax			Pre-tax
	Net	Earnings		Net	Earnings
	Sales	(Loss)		Sales	(Loss)

2003	$ 561.0	$ (64.3)	*	$2,185.0	$ (154.8)	*
2003 Facility closures, severance and related costs	-	5.5		-	19.6
2003 Antitrust costs	-	51.5		-	77.7
2003 Loss on early extinguishment of debt	-	-		-	24.7

	561.0	(7.3)		2,185.0	(32.8)

GE Specialty Chemicals business acquired 7/31/03	-	-		103.6	6.3
Improved unit volume/mix	12.4	7.4		107.1	37.4
Higher selling prices	51.7	51.7		93.5	93.5
Foreign currency translation impact	14.2	(1.5)		60.6	(2.4)
Cost savings	-	15.0		-	55.8
Higher raw materials/energy costs	-	(42.7)		-	(102.8)
Interest expense impact	-	(6.1)		-	11.2
Lower Gustafson equity income	-	(6.4)		-	(3.2)
Higher Rubicon equity income	-	4.3		-	4.3
Gustafson product liability claim	-	-		-	(3.0)
Higher management incentive plan expense		(1.3)			(8.4)
Higher legal and environmental expense		(6.4)			(5.3)
Unfavorable foreign exchange	-	(7.6)		-	(6.3)
Sarbanes-Oxley compliance and audit fees		(3.3)			(4.5)
Manufacturing absorption variance impact	-	4.3		-	(2.2)
Other	-	(2.0)		-	(12.6)

	639.3	(1.9)		2,549.8	25.0

2004 Facility closures, severance and related costs	-	(17.0)		-	(63.1)
2004 Antitrust costs	-	(96.9)		-	(113.7)
2004 Loss on early extinguishment of debt	-	-		-	(20.1)
2004 Supplemental executive retirement costs	-	(0.5)		-	(8.1)
2004 Divestment gains, primarily Gustafson	-	2.0		-	96.6

2004	$ 639.3	$ (114.3)	*	$2,549.8	$ (83.4)	*

* Represents the loss from continuing operations before income taxes and cumulative effect of accounting change.

CROMPTON CORPORATION		SUPPLEMENTARY SCHEDULE II
Consolidated Statements of Cash Flows
Fourth quarter and third quarter ended 2004 and 2003
(In thousands of dollars)

	Fourth Quarter Ended		Third Quarter Ended

Increase (decrease) in cash	2004	2003	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(55,917)	$(58,029)	$(40,710)	$80,247
Adjustments to reconcile net earnings (loss)
to net cash provided by (used in) operations:
Gain on sale of Gustafson joint venture	(2,000)	-	-	-
Gain on sale of discontinued operations	-	-	(2,142)	(111,692)
Loss on early extinguishment of debt	-	-	20,063	24,699
Depreciation and amortization	33,030	30,553	31,216	33,127
Equity income	(4,271)	(6,400)	(145)	1,073
Changes in assets and liabilities, net:
Accounts receivable	12,252	24,997	51,928	46,722
Accounts receivable - securitization	(11,389)	(19,284)	(9,246)	(33,408)
Inventories	(7,216)	29,374	(7,660)	14,879
Accounts payable	21,684	(11,473)	(12,800)	(44,652)
Other	43,746	13,460	(330)	(60,168)

Net cash provided by (used in) operations	29,919	3,198	30,174	(49,173)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	8,949	(9,688)	4,574	643,115
Capital expenditures	(21,248)	(32,487)	(14,488)	(22,383)
Other investing activities	(28)	1,957	(28)	(96)

Net cash (used in) provided by investing activities	(12,327)	(40,218)	(9,942)	620,636

CASH FLOWS FROM FINANCING ACTIVITIES
(Payments to) proceeds from domestic credit facility	-	32,000	-	(192,800)
(Payments to) proceeds from short-term borrowings	485	(2,785)	(351,015)	(4,894)
Payments on long-term borrowings	-	(753)	(140,006)	(312,940)
Proceeds from long-term borrowings	-	-	597,499	-
Payments for debt issuance costs	(1,007)		(22,106)	-
Premium paid on early extinguishment of debt	-	-	(19,044)	(23,804)
Dividends paid	(5,739)	(5,563)	(5,737)	(5,560)
Treasury stock acquired	-	-	-	-
Other financing activities	7,330	1,186	1,356	101

Net cash provided by (used in) financing activities	1,069	24,085	60,947	(539,897)

CASH
Effect of exchange rates on cash	3,106	2,364	576	(148)

Change in cash	21,767	(10,571)	81,755	31,418
Cash at beginning of period	136,933	49,784	55,178	18,366

Cash at end of period	$158,700	$39,213	$136,933	$49,784